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                                                Filed pursuant to Rule 424(b)(3)
                                                SEC File No. 333-49136



                           PROSPECTUS SUPPLEMENT TO

                       PROSPECTUS DATED NOVEMBER 1, 2000

                          QUICKSILVER RESOURCES INC.

                               1,639,647 Shares

                                 Common Stock

     This prospectus supplement relates to the sale of 1,639,647 shares of our common stock by the selling stockholders named in the prospectus to which this supplement relates.

     We will not receive any of the proceeds from the sale by the selling stockholders.

     The selling stockholders are selling a total of 1,639,647 shares of our common stock at a price of $7.00 per share.

     On November 30, 2000, we, with each of the selling stockholders, entered into an agency agreement with Bear, Stearns & Co. Inc. pursuant to which Bear, Stearns identified for the selling stockholders buyers of our common stock. Bear, Stearns will be paid a fee by the selling stockholders of 4% of the aggregate proceeds from the sale of the shares by the selling stockholders, or $459,102 in the aggregate.

     We and the selling stockholders have agreed to indemnify Bear, Stearns against liabilities under the Securities Act of 1933 or to contribute to payments that may be required to be made in respect of those liabilities. We have agreed with Bear, Stearns that we will not, directly or indirectly, sell, offer or otherwise dispose of any shares of our common stock or enter into any derivative transaction with similar effect as a sale of our common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns except for:

     . Issuances of common stock pursuant to any existing employee benefit plans;

     . Issuances pursuant to the exercise of outstanding warrants and stock options;

     . Issuances of common stock in exchange for shares of MGV Energy Inc. currently held by its minority stockholders; and

     . Issuances of common stock in connection with an acquisition or merger not required to be registered under the Securities Act of 1933.

     Our common stock is traded on the American Stock Exchange under the symbol "KWK".
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On December 5, 2000, the last reported sale price of our common stock on the
AMEX was $8.25 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at 777 West Rosedale Street, Suite 300 in Fort Worth, Texas 76104, and our telephone number is (817) 665-5000.

         The date of this prospectus supplement is December 6, 2000.